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                                                                 EXHIBIT 15



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  10549

RE: PDS Financial Corporation
    Registration Statement on Form S-8 (Registration No. 33-85966)


We are aware that our report dated November 10, 1997, on our review of interim financial information of PDS Financial Corporation for the period ended September 30, 1997, and included in the Company's quarterly report on Form 10-QSB for the quarter ended September 30, 1997, is incorporated by reference in this registration statement. Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



Coopers & Lybrand L.L.P.
Minneapolis, Minnesota
November 10, 1997


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